Exhibit 99.1

Petrohawk Energy Corporation

Unaudited Pro Forma Consolidated Statement of Operations

(In thousands)

	Year Ended December 31, 2010
	Historical	KinderHawk Adjustments		Adjusted	Fayetteville Upstream Adjustments(1)		Pro Forma
Operating revenues:
Oil and natural gas	$1,107,401	$—		$1,107,401	$(125,344	)(9)	$982,057
Marketing	475,030	—		475,030	—		475,030
Midstream	15,425	(12,358	)(2)	3,067	—		3,067

Total operating revenues	1,597,856	(12,358)		1,585,498	(125,344)		1,460,154

Operating expenses:
Marketing	521,378	—		521,378	—		521,378
Production:
Lease operating	64,744	—		64,744	(11,290	)(9)	53,454
Workover and other	18,119	—		18,119	(34	)(9)	18,085
Taxes other than income	9,171	(760	)(2)	8,411	(2,142	)(9)	6,269
Gathering, transportation and other	161,037	(8,042	)(2)	187,072	(23,032	)(9)	164,040
		34,077	(3)
General and administrative	153,901	(13,152	)(2)	140,749	—		140,749
Depletion, depreciation and amortization	456,996	(2,445	)(4)	454,551	(446,839	)(10)	409,361
					401,783	(10)
					(134	)(10)

Total operating expenses	1,385,346	9,678		1,395,024	(81,688)		1,313,336
Amortization of deferred gain	155,234	23,223	(5)	178,457	—		178,457

Income (loss) from operations	367,744	1,187		368,931	(43,656)		325,275

Other income (expenses):
Net gain on derivative contracts	301,121	—		301,121	—		301,121
Interest expense and other	(295,773)	6,282	(6)	(289,491)	—		(289,491)
Equity investment income	17,154	15,044	(7)	32,198	—		32,198

Total other income (expenses)	22,502	21,326		43,828	—		43,828

Income (loss) from continuing operations before income taxes	390,246	22,513		412,759	(43,656)		369,103
Income tax provision	(155,594)	(8,976	)(8)	(164,570)	17,406	(8)	(147,164)
Income (loss) from continuing operations, net of income taxes	$234,652	$13,537		$248,189	$(26,250)		$221,939

See accompanying notes to the unaudited pro forma consolidated financial statements.

Petrohawk Energy Corporation

Notes to Unaudited Pro Forma Consolidated Financial Statements

Note 1—Basis of Presentation

The unaudited pro forma financial information is presented to illustrate the effect of the disposition of Petrohawk Energy Corporation’s (Petrohawk or the Company) Fayetteville Shale upstream assets and the contribution of the Company’s Haynesville Shale midstream operations to KinderHawk Field Services LLC (KinderHawk) on its operating results. The unaudited pro forma statement of operations for the fiscal year ended December 31, 2010 is based on the historical financial statements of Petrohawk for such periods after giving effect to the disposition and the contribution as if they had occurred on January 1, 2010. The unaudited pro forma financial information should be read in conjunction with Petrohawk’s historical consolidated financial statements and notes thereto contained in the Company’s 2010 Annual Report on Form 10-K filed on February 22, 2011.

The preparation of the unaudited pro forma consolidated financial information is based on financial statements prepared in accordance with accounting principles generally accepted in the United States of America. These principles require the use of estimates that affect the reported amounts of revenues and expenses. Actual results could differ from those estimates.

The unaudited pro forma consolidated financial information is provided for illustrative purposes only and does not purport to represent what the actual results of operations would have been had the transactions occurred on the respective date assumed, nor is it necessarily indicative of the Company’s future operating results. However, the pro forma adjustments reflected in the accompanying unaudited pro forma consolidated financial information reflect estimates and assumptions that the Company’s management believes to be reasonable.

Note 2—Pro Forma Adjustments

(1)                   The sale of the Company’s upstream assets in the Fayetteville Shale closed on December 22, 2010. On January 7, 2011, the Company completed the sale of its midstream assets in the Fayetteville Shale. For the year ended December 31, 2010, the Company classified the operations associated with the Fayetteville Shale midstream assets as discontinued operations in “Loss from discontinued operations, net of income taxes” in the consolidated statement of operations in the Company’s Annual Report on Form 10-K.  As a result, adjustments to reflect the disposition of these assets are not included in the unaudited pro forma financial information.

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2010 reflects the following adjustments:

(2)                   Adjustment to eliminate operating revenues and expenses associated with the contribution of the Haynesville Shale midstream assets to KinderHawk;

(3)                   Adjustment to gross up the Company’s historical gathering, transportation and other expense associated with the estimated gathering and treating fees that will be paid to KinderHawk and not eliminated in consolidation in conjunction with the minimum annual volume commitment by the Company. The gathering fee is equal to $0.34 per thousand cubic feet (Mcf) of the Company’s natural gas delivered at KinderHawk’s receipt points. The treating fee is charged for natural gas delivered containing more than 2% by volume of carbon dioxide. For gas delivered containing between 2% and 5.5% carbon dioxide, the treating fee is between $0.030 and $0.345 per Mcf, and for gas containing over 5.5% carbon dioxide, the treating fee starts at $0.365 per Mcf and increases on a scale of $0.09 per Mcf for each additional 1% of carbon dioxide content;

(4)                   To adjust historical depreciation expense associated with the contribution of the Haynesville Shale midstream assets as if it had occurred on January 1, 2010. Depreciation expense is calculated using the straight-line method;

(5)                   Adjustment to record the recognition of the Company’s estimated deferred gain on the contribution of its Haynesville Shale midstream assets as if the contribution had occurred on January 1, 2010;

(6)                   Adjustment to reduce interest expense and other for the repayment of outstanding borrowings under the Company’s senior revolving credit facility as of January 1, 2010 with proceeds received from the contribution of the Haynesville Shale midstream operations;

(7)                   Adjustment to recognize income attributable to the Company’s 50% equity investment in KinderHawk. In addition, this includes adjustments for the amortization of the difference in the Company’s initial investment in KinderHawk and its proportionate share of KinderHawk assets;

(8)                   Adjustment to record income taxes on the unaudited pro forma consolidated results of operations based on the Company’s historical effective tax rate of 39.9% for the year ended December 31, 2010;

(9)                   Adjustment to reflect the elimination of operating revenues and expenses associated with the sale of the Company’s upstream assets in the Fayetteville Shale; and

(10)            To adjust historical depletion and accretion expenses associated with oil and natural gas properties as if the sale of the Company’s upstream assets in the Fayetteville Shale had occurred on January 1, 2010. Depletion expense is calculated using the unit of production method under full cost accounting.

Under a transition services agreement between the Company and Kinder Morgan, the Company provided management and administrative services to KinderHawk for operation of the assets through September 2010, in return for a monthly fee of approximately $880,000. This monthly fee is directly attributable to the transaction and has been excluded from the pro forma financial statements as it represents a material nonrecurring fee.